Exhibit 4.2
First AMENDMENT TO
TAX BENEFIT PRESERVATION PLAN RIGHTS AGREEMENT

This FIRST AMENDMENT TO THE TAX BENEFIT PRESERVATION PLAN RIGHTS AGREEMENT dated as of March 4, 2015 and effective as of February 20, 2015 (the “Effective Date”) (the “Amendment”), is between IEC Electronics Corp., a Delaware corporation (the “Company”) and Computershare Trust Company, N.A., a federally chartered trust company, successor rights agent to Registrar and Transfer Company, as Rights Agent (the “Rights Agent”), and amends the Tax Benefit Preservation Plan Rights Agreement dated as of July 31, 2014 between the Company and the Rights Agent (the “Rights Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.
WHEREAS, the Company and the Rights Agent previously entered into the Rights Agreement; and
WHEREAS, pursuant to Section 27 of the Rights Agreement, at any time prior to the Distribution Date, the Company may supplement or amend the Rights Agreement without the approval of any holders of Rights or Common Stock;
WHEREAS, the Company desires to amend the Final Expiration Date under the Rights Agreement.
NOW, THEREFORE, in consideration of the foregoing promises and mutual agreements set forth in this Amendment, the parties hereby amend the Rights Agreement as follows:
1.Final Expiration Date. The Rights Agreement, including all Exhibits attached thereto, is amended such that all references to the Final Expiration Date (previously December 31, 2017) are hereby amended to reference the date February 20, 2015.

2.Effective Time of this Amendment. This Amendment shall be deemed effective as of 12:01 a.m. on the Effective Date.

3.Confirmation of the Rights Agreement. Except as amended or modified hereby, all terms, covenants and conditions of the Rights Agreement as heretofore in effect shall remain in full force and effect and are hereby ratified and confirmed in all respects.

4.Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

5.Authority. The Company and the Rights Agent have all requisite power, authority and approvals required to enter into, execute and deliver this Amendment and to perform fully their respective obligations hereunder.

6.Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts together shall constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect and enforceability as an original signature.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the Effective Date.

Attest:			IEC ELECTRONICS CORP.
By:	/s/ Michael T. Williams	By:	/s/ Jeffrey T. Schlarbaum
	Name: Michael T. Williams		Name: Jeffrey T. Schlarbaum
	Title: CFO		Title: President and Chief Executive Officer

Attest:			COMPUTERSHARE TRUST COMPANY, N.A. as Rights Agent
By:	/s/ Jeff Seiders	By:	/s/ Dennis V. Moccia
	Name: Jeff Seiders		Name: Dennis V. Moccia
	Title: Relationship Manager		Title: Manager, Contract Administration

[Signature Page to Amendment of Rights Agreement]